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                                       FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                       FILE NUMBER 333-68443

PROSPECTUS


                                 OMNICARE, INC.

                                  COMMON STOCK

         The stockholders of Omnicare, Inc. listed in this prospectus under the caption "Selling Stockholders" may offer to sell up to 631,851 shares of common stock of Omnicare under this prospectus. Omnicare will not receive any of the proceeds from such sales.

        The Selling Stockholders may sell the shares from time to time, on or off the New York Stock Exchange, at prices then obtainable.

        The Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 with respect to the sale of the shares.

        Our common stock is listed on the New York Stock Exchange under the symbol "OCR." On December 11, 1998, the closing price for the common stock was $27.50.


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        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


                    The date of this prospectus is December 14, 1998


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        YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.

                                TABLE OF CONTENTS

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The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Where You Can Find More Information . . . . . . . . . . . . . . . . .     2
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . .      4
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .      5
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
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                                   THE COMPANY

        Omnicare is a leading provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. Omnicare purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical recordkeeping and third-party billing for patients in such facilities. Omnicare also provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, Omnicare provides ancillary services, such as infusion therapy, distributes medical supplies, and offers clinical care plan and financial software information systems to its client nursing facilities. Omnicare currently provides these services to over 568,000 residents in over 7,500 nursing homes and other long-term care facilities in 41 states. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries.

        Omnicare's executive offices are located at 100 East RiverCenter Blvd., Covington, Kentucky 41011, and its telephone number is (606) 392-3300.

                       WHERE YOU CAN FIND MORE INFORMATION

         Omnicare files annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the following SEC public reference rooms:

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450 5th Street, N.W.            Seven World Trade Center      Northwest Atrium Center
Room 1024                       Suite 1300                    500 West Madison Street
Washington, D.C. 20549          New York, New York 10048      Suite 1400
                                                              Chicago, Illinois 60661-2511
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        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

        Copies of these reports, proxy statements and other information also can be inspected at the following address:

               New York Stock Exchange
               20 Broad Street
               New York, New York 10005.

        This prospectus is part of a registration statement on Form S-3 we filed with the SEC. This prospectus does not include all the information contained in the registration statement and its exhibits. For further information with respect to Omnicare and the common stock, you should consult the registration statement and its exhibits. There are statements contained in this prospectus concerning the provisions of other documents. These statements are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying at the locations listed above.

        The SEC allows us to incorporate by reference the information we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

              (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

              (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998;

              (c) Current Reports on Form 8-K filed February 18, 1998, April 20, 1998, May 19, 1998, August 7, 1998, August 20, 1998, September 28, 1998
        and September 28, 1998 as amended November 30, 1998; and

              (d) Form 8-A Registration Statement filed September 14, 1993.

        With respect to the documents listed above, if a statement in this prospectus conflicts with a statement in a document incorporated by reference in this prospectus, the statement in the prospectus will modify or supersede it. The statement will constitute a part of this prospectus only in its modified or superseded form.


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        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

              Cheryl D. Hodges
              Omnicare, Inc.
              100 East RiverCenter Blvd., Suite 1600
              Covington, Kentucky  41011
              (606) 392-3300

                              SELLING STOCKHOLDERS

        The following table sets forth the maximum number of shares that may be sold by each Selling Stockholder under this prospectus.

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         NAME OF SELLING STOCKHOLDER                       NUMBER OF SHARES
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Extendicare Health Services, Inc.                              125,000(1)

1351 Southside Apothecary, Ltd.                                199,279(2)

E.B.K. Enterprises, Inc.                                        51,466(2)

Ronald C. Coffin                                                8,154(3)

Michael J. Fiori(4)                                            27,955(3)

David W. Medina                                                219,997(5)
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(1) Extendicare acquired these shares when it sold substantially all of its institutional pharmacy operations to Omnicare. Extendicare has agreed not to sell these shares prior to March 16, 1999. Extendicare also owns warrants to purchase 1,500,000 shares (approximately 1.7% of the outstanding shares) at $48 per share, exercisable from September 16, 2001 to September 16, 2005. Omnicare provides pharmacy services to Extendicare.

(2) The Selling Stockholder acquired these shares in connection with the acquisition by Omnicare of the businesses of 1351 Southside Apothecary, Ltd. and E.B.K. Enterprises, Inc.

(3) The Selling Stockholder acquired these shares in connection with the acquisition by Omnicare of Downeast Pharmacy, Inc. and in the case of Mr. Fiori, also in connection with a non-competition agreement among the Selling Stockholder, Omnicare and a subsidiary of Omnicare.

(4) Michael J. Fiori is an employee of a subsidiary of Omnicare.


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(5) The Selling Stockholder acquired these shares when he sold the assets and liabilities of his institutional pharmacy business, which conducted business under the name of Creekside Managed Care Pharmacy, to Omnicare. Mr. Medina is an employee of a subsidiary of Omnicare.

                              PLAN OF DISTRIBUTION

        The Selling Stockholders may offer their shares for sale in one or more of the following transactions (which may include block transactions):

        -      on the New York Stock Exchange,

        -      in the over-the-counter market,

        - in transactions other than on an exchange or in the over-the-counter market or

        -      in a combination of any such transactions.

        The Selling Stockholders may sell shares at prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may sell shares to or through underwriters, brokers or dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders and who may receive commissions from the purchasers of shares for whom they may act as agent.

                                     EXPERTS

        The audited financial statements incorporated in this prospectus by reference to Omnicare's Current Report on Form 8-K filed on September 28, 1998, for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP to the extent and for the periods appearing therein, given on the authority of that firm as experts in auditing and accounting.

        The financial statements of the institutional pharmacy operations acquired from Extendicare as of and for the year ended December 31, 1997 incorporated in this prospectus by reference to Omnicare's Current Report on Form 8-K filed on September 28, 1998, as amended November 30, 1998, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods appearing therein, upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

        The legality of the shares offered by this prospectus will be passed upon for Omnicare by Thompson Hine & Flory LLP.


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